Exhibit 5.1

CAMECO CORPORATION
Corporate Office
January 27, 2005	2121 – 11th Street West
Saskatoon, Saskatchewan
Canada S7M 1J3

Tel 306.956.6200
Fax 306.956.6201
www.cameco.com

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

Re:	Post-Effective Amendment to Registration Statements on Form S-8 of Cameco Corporation

Dear Sirs:

     In connection with a Post-Effective Amendment (the “Amendment”) to the Registration Statements of Cameco Corporation (“Cameco”), a corporation organized under the Canadian Business Corporation Act, to the Company’s Registration Statements on Form S-8 (Nos. 333-11736 and 333-6180) (the “Registration Statements”) filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to a two hundred percent increase in the number of Common Shares, without nominal or par value (the “Offered Shares”), of Cameco, issuable under the Cameco Stock Option Plan covered by the Registration Statements as a result of Cameco’s three-for-one stock split effected in the form of a stock dividend payable on January 6, 2005 to shareholders of record on December 31, 2004, I, a barrister and solicitor duly qualified and licensed to practice law in the Province of Saskatchewan, Canada and Corporate Secretary of Cameco, have examined, among other things, copies of the Amendment and such corporate and other records, certificates and documents, and such questions of law, as I consider necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Offered Shares have been duly authorized and, when issued and paid for, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion with the United States Securities and Exchange Commission in connection with Cameco’s filing of the Amendment with the United States Securities and Exchange Commission. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,

“Gary M.S. Chad”
Gary M. S. Chad Senior Vice President, Governance, Legal and Regulatory Affairs and Corporate Secretary